Exhibit 3.3

RESTATED AND AMENDED ARTICLES OF INCORPORATION

OF

ECOLIVEGREEN CORP.

It is hereby certified that:

1.

The present name of the corporation (hereinafter called the “Corporation”) is Ecolivegreen Corp.

2.

The name under which the Corporation was originally incorporated is Ecolivegreen Corp.  The original Articles of Incorporation of the Corporation were filed with the Secretary of State of the State of Florida on November 6, 2008, under Document Number P08000099442.

3.

The provision of the Articles of Incorporation are hereby amended and restated in this instrument, which is entitled Restated and Amended Articles of Incorporation of Ecolivegreen Corp.

4.

The Board of Directors of the Corporation has duly adopted the below Amendment to the Corporation’s Articles of Incorporation on May 29, 2010.

5.

On May 29, 2010, the shareholders of the Corporation, acting through the majority (70%) written consent of the holders in interest of the voting capital stock of the Corporation, approved the below Restated and amended Articles of Incorporation which represents a number of votes cast in favor which is sufficient for approval of the Restated and Amended Articles of Incorporation:

ARTICLE I

CORPORATE NAME

The name of this Corporation shall be Ecolivegreen Corp.

ARTICLE II

PRINCIPAL OFFICE

The principal office and mailing address of the Corporation is 7076 Spyglass Avenue, Suite 810, Parkland, Florida 33076.

ARTICLE III

NATURE OF BUSINESS AND POWERS

The general nature of the business to be transacted by this Corporation shall be to engage in any and all lawful business permitted under the laws of the United States and the State of Florida.

ARTICLE IV

CAPITAL STOCK

The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be 500,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 shares of Preferred Stock, par value $.001 per share.

Classes and series of the Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such classes or series of Preferred Stock as adopted by the Board of Directors.

ARTICLE V

TERM OF EXISTENCE

This Corporation shall have perpetual existence.

ARTICLE VI

BOARD OF DIRECTORS

The number of directors to constitute the Board of Directors shall be such number as fixed by a resolution adopted by the Board of Directors.

ARTICLE VII

INDEMNIFICATION

To the fullest extent permitted by the Florida Business Corporation Act, the Corporation shall indemnify, or advance expenses to, any person made, or threatened to be made, a party to any action, suit or proceeding by reason of the fact that such person (i) is or was a director of the Corporation; (ii) is or was serving at the request of the Corporation as a director of another corporation, provided that such person is or was at the time a director of the Corporation; or (iv)is or was serving at the request of the Corporation as an officer of another Corporation, provided that such person is or was at the time a director of the corporation or a director of such other corporation, serving at the request of the Corporation.  Unless otherwise expressly prohibited by the Florida Business Corporation Act, and except as otherwise provided in the previous sentence, the Board of Directors of the Corporation shall have the sole and exclusive discretion, on such terms and conditions as it shall determine, to indemnify, or advance expenses to, any person made, or threatened to be made, a party to any action, suit, or proceeding by reason of the fact such person is or was an officer, employee or agent of the Corporation as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  No person falling within the purview of this paragraph may apply for indemnification or advancement of expenses to any court of competent jurisdiction.

ARTICLE VIII

AFFILIATED TRANSACTIONS

This Corporation expressly elects not to be governed by Section 607.0901 of the Florida Business Corporation Act, as amended from time to time, relating to affiliated transactions.

ARTICLE IX

CONTROL SHARE ACQUISITIONS

This Corporation expressly elects to be governed by Section 607.0902 of the Florida Business Corporation Act, as amended from time to time, relating to control share acquisitions.

IN WITNESS WHEREOF, the Corporation has caused this Restated Articles of Incorporation to be duly adopted by its Board of Directors on May 29, 2010 and approved by its shareholders in accordance with the provisions of Section 607.0602 of the Florida Business Corporation Act, and to be executed in its corporate name this 9th day of June 2010.

ECOLIVEGREEN CORP.

By:

/s/ Len Bryan

Len Bryan, President